Exhibit 12

First Midwest Bancorp, Inc.

Ratio of Earnings to Fixed Charges (1)

(Dollar Amounts in Thousands)

	Years ended December 31,
	2009		2008		2007		2006		2006
Ratio 1 - Including Interest on Deposits
Earnings available for fixed charges:
(Loss) income from continuing operations	$(9,684)		$(25,750)		$49,336		$80,159		$117,246
Add:
Income tax provision	(28,544)		(50,176)		(13,291)		13,853		35,052
Fixed charges	50,589		91,308		163,680		237,930		225,585

Total earnings available for fixed charges	$12,361		$15,382		$199,725		$331,942		$377,883

Fixed charges (2)
Interest on deposits	$37,127		$64,177		$110,622		$166,267		$148,118
Interest on borrowed funds	3,267		12,569		37,192		55,540		62,974
Interest on subordinated debt	9,124		13,473		14,796		15,025		13,458

Total interest expense	49,518		90,219		162,610		236,832		224,550
Portion of rental expense representative of interest factor	1,071		1,089		1,070		1,098		1,035

Total fixed charges	50,589		91,308		163,680		237,930		225,585
Preference security dividend (3)	40,656		30,267		520		—		—

Total fixed charges and preferred stock dividends	$91,245		$121,575		$164,200		$237,930		$225,585

Ratio of earnings to fixed charges	0.24	x	0.17	x	1.22	x	1.40	x	1.68	x
Ratio of earnings to combined fixed charges and preferred stock dividends	0.14	x	0.13	x	1.22	x	1.40	x	1.68	x
Ratio 2 - Excluding Interest on Deposits
Earnings available for fixed charges:
(Loss) income from continuing operations	$(9,684)		$(25,750)		$49,336		$80,159		$117,246
Add:
Income tax provision	(28,544)		(50,176)		(13,291)		13,853		35,052
Fixed charges	13,462		27,131		53,058		71,663		77,467

Total earnings available for fixed charges	$(24,766)		$(48,795)		$89,103		$165,675		$229,765

Fixed charges (2):
Interest on borrowed funds	$3,267		$12,569		$37,192		$55,540		$62,974
Interest on subordinated debt	9,124		13,473		14,796		15,025		13,458
Portion of rental expense representative of interest factor	1,071		1,089		1,070		1,098		1,035

Total fixed charges	13,462		27,131		53,058		71,663		77,467
Preference security dividend (3)	40,656		30,267		520		—		—

Total fixed charges and preferred stock dividends	$54,118		$57,398		$53,578		$71,663		$77,467

Ratio of earnings to fixed charges	(1.84)	x	(1.80)	x	1.68	x	2.31	x	2.97	x
Ratio of earnings to combined fixed charges and preferred stock dividends	(0.46)	x	(0.85)	x	1.68	x	2.31	x	2.97	x

(1)	The ratio of earnings to fixed charges represents the number of times “fixed charges” are covered by “earnings.”
(2)	“Fixed charges” consist of interest on outstanding debt plus one-third (the proportion deemed representative of the interest factor) of operating lease expense.
(3)	This is computed as the amount of the preferred dividend divided by (1 minus the effective income tax rate applicable to continuing operations).